                                                                   EXHIBIT 99c


               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CONDITION
                  Regions Financial Corporation & Subsidiaries



(dollar amounts in thousands, except per share data)                 DECEMBER 31
-------------------------------------------------------------------------------------------------
ASSETS                                                           1995          1994
Cash and due from banks                                   $   587,161   $   647,517
Interest-bearing deposits in other banks                       56,477        16,889
Investment securities (aggregate estimated
 market value of $1,626,775 in 1995 and
 $2,030,161 in 1994)                                        1,589,106     2,106,242
Securities available for sale                               2,274,675     1,240,049
Trading account assets                                         28,870        24,853
Mortgage loans held for sale                                  117,087       117,990
Federal funds sold and securities purchased
 under agreements to resell                                    66,339       162,863
Loans                                                      11,569,551    10,893,136
Unearned income                                               (27,240)      (37,941)
   Loans, net of unearned income                           11,542,311    10,855,195
Allowance for loan losses                                    (159,487)     (143,464)
   Net loans                                               11,382,824    10,711,731
Premises and equipment                                        254,992       227,774
Interest receivable                                           120,950       105,869
Due from customers on acceptances                              51,286       110,520
Other assets                                                  322,007       337,779
                                                          $16,851,774   $15,810,076
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Non-interest-bearing                                     $ 1,864,970   $ 1,799,451
 Interest-bearing                                          11,632,642    10,776,142
    Total deposits                                         13,497,612    12,575,593
Borrowed funds:
 Short-term borrowings:
  Federal funds purchased and securities
   sold under agreements to repurchase                      1,031,957     1,089,916
  Commercial paper                                             21,100        18,600
  Other short-term borrowings                                  15,540         8,154
   Total short-term borrowings                              1,068,597     1,116,670
 Long-term borrowings                                         632,019       599,476
   Total borrowed funds                                     1,700,616     1,716,146
Bank acceptances outstanding                                   51,286       110,520
Other liabilities                                             173,007       121,495
   Total liabilities                                       15,422,521    14,523,754
Stockholders' equity:
  Common stock, par value $.625 a share:
  Authorized 120,000,000 shares
  Issued, 61,733,185 shares in 1995
     and 61,988,510 shares in 1994                             38,583        38,743
  Surplus                                                     505,350       526,156
  Undivided profits                                           895,755       759,296
  Treasury stock, at cost-614,000 shares
   in 1995 and 1,474,579 shares in 1994                       (25,085)      (12,441)
  Unearned restricted stock                                    (1,582)       (1,052)
  Unrealized gain (loss) on securities
   available for sale, net of taxes                            16,232       (24,380)
  Total stockholders' equity                                1,429,253     1,286,322
                                                          $16,851,774   $15,810,076

See notes to supplemental consolidated financial statements.
() Indicates deduction.

                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                  Regions Financial Corporation & Subsidiaries


(amounts in thousands, except per share data)      YEAR ENDED DECEMBER 31
------------------------------------------------------------------------------
                                                     1995      1994      1993
------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans                    $1,009,783  $757,078   $559,850
 Interest on securities:
  Taxable interest income                         204,194   181,517    136,007
  Tax-exempt interest income                       25,304    23,803     20,733
   Total interest on securities                   229,498   205,320    156,740
 Interest on mortgage loans held for sale           9,335    20,363     22,205
 Income on federal funds sold and
  securities purchased under agreements
  to resell                                         7,761     7,016      4,658
 Interest on time deposits in other banks           2,751     1,741      2,947
 Interest on trading account assets                   472       175        144
  Total interest income                         1,259,600   991,693    746,544
Interest expense:
 Interest on deposits                             535,880   374,533    275,455
 Interest on short-term borrowings                 57,429    24,766      7,859
 Interest on long-term borrowings                  42,027    36,858     12,881
  Total interest expense                          635,336   436,157    296,195
  Net interest income                             624,264   555,536    450,349
Provision for loan losses                          30,271    20,580     24,695
 Net interest income after
  provision for loan losses                       593,993   534,956    425,654
Non-interest income:
 Trust department income                           25,656    21,731     20,549
 Service charges on deposit accounts               73,100    62,096     52,382
 Mortgage servicing and origination fees           43,608    45,365     47,148
 Securities (losses) gains                           (424)      344        831
 Other                                             45,466    42,513     49,239
  Total non-interest income                       187,406   172,049    170,149
Non-interest expense:
 Salaries and employee benefits                   261,066   228,199    199,178
 Net occupancy expense                             29,005    27,212     20,790
 Furniture and equipment expense                   30,890    28,861     24,432
 FDIC insurance expense                            18,271    26,177     19,832
 Other                                            148,229   131,927    118,898
  Total non-interest expense                      487,461   442,376    383,130
  Income before income taxes                      293,938   264,629    212,673
Applicable income taxes                            96,109    84,109     66,169
  Net income                                   $  197,829  $180,520   $146,504

Average number of shares outstanding               61,670    58,206     52,153
Per share:
  Net income                                   $     3.21  $   3.10   $   2.81
  Cash dividends declared                            1.32      1.20       1.04

See  notes to supplemental consolidated financial statements.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Regions Financial Corporation & Subsidiaries



(amounts in thousands)                                               YEAR ENDED DECEMBER 31
-----------------------------------------------------------------------------------------------------
                                                              1995           1994             1993
-----------------------------------------------------------------------------------------------------
Operating activities:
 Net income                                               $ 197,829      $   180,520       $  146,504
 Adjustments to reconcile net cash provided by
  operating activities:
  Depreciation and amortization of premises and
  equipment                                                  26,232           24,558           20,233
  Provision for loan losses                                  30,271           20,580           24,695
  Net (accretion) amortization of securities                 (6,644)           7,392           (1,722)
  Amortization of loans and other assets                     21,073           18,621           23,793
  Amortization of deposits and borrowings                    (5,643)          (6,719)             -0-
  Provision for losses on other real estate                   2,726              687            2,016
  Deferred income taxes                                       5,990            1,500           (4,311)
  (Gain) loss on sale of premises and equipment                 (27)             163             (143)
  Realized security losses (gains)                              424             (344)            (831)
  (Increase) in trading account assets                       (4,017)          (4,485)          (8,279)
  Decrease (increase) in mortgages held for sale                903          233,036          (65,210)
  (Increase) in interest receivable                         (12,759)         (15,527)          (1,192)
  (Increase) in other assets                                (15,158)          (3,386)         (21,173)
  Increase (decrease) in other liabilities                   24,938          (35,985)           2,100
  Stock issued to employees under incentive plan                601            1,502            5,910
  Other                                                      14,556            9,859            8,528
 Net cash provided by operating activities                  281,295          431,972          130,918

Investing activities:
 Net (increase) in loans                                   (268,167)      (1,633,251)        (599,774)
 Proceeds from sale of securities available for sale         50,638          201,343              -0-
 Proceeds from sale of investment securities                    -0-              -0-           48,295
 Proceeds from maturity of investment securities            503,811          834,546          694,159
 Proceeds from maturity of securities available for
  sale                                                      510,201          243,816              -0-
 Purchase of investment securities                         (617,913)        (823,969)        (765,919)
 Purchase of securities available for sale                 (880,753)        (472,840)             -0-
 Net (increase) decrease in interest-bearing
  deposits in other banks                                   (31,194)          62,995          (11,965)
 Proceeds from sale of premises and equipment                 4,555            3,769            2,156
 Purchase of premises and equipment                         (43,186)         (26,785)         (28,425)
 Net decrease (increase) in customers' acceptance
  liability                                                  59,234          (34,607)         (48,735)
 Net cash received in acquisitions                           50,908          278,441          144,398
 Net cash (used) by investing activities                   (661,866)      (1,366,542)        (565,810)
Financing activities:
 Net increase in deposits                                   472,194          195,805          471,588
 Net (decrease) increase in short-term borrowings           (79,274)         794,521          (62,010)
 Proceeds from long-term borrowings                         125,851          406,496           55,576
 Payments on long-term borrowings                           (99,395)        (330,825)          (4,473)
 Net (decrease) increase in bank acceptance liability       (59,234)          34,607           48,735
 Cash dividends                                             (77,020)         (65,307)         (51,578)
 Purchase of treasury stock                                 (61,882)         (82,265)         (16,688)
 Proceeds from exercise of stock options                      2,451            4,688            3,323
  Net cash provided by financing activities                 223,691          957,720          444,473
 (Decrease) increase in cash and cash equivalents          (156,880)          23,150            9,581
Cash and cash equivalents at beginning of year              810,380          787,230          777,649
  Cash and cash equivalents at end of year                $ 653,500      $   810,380       $  787,230

See notes to supplemental consolidated financial statements.

    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  Regions Financial Corporation & Subsidiaries



(amounts in thousands, except per share data)
----------------------------------------------------------------------------------------------------------------
                                                                       UNREALIZED
                                                                       GAIN(LOSS)
                                                                       FROM
                                                                       SECURITIES    TREASURY        UNEARNED
                             COMMON                       UNDIVIDED    AVAILABLE     STOCK,          RESTRICTED
                             STOCK         SURPLUS        PROFITS      FOR SALE      AT COST         STOCK
----------------------------------------------------------------------------------------------------------------
Balance at January 1, 1993  $ 22,013      $133,943       $ 516,148                  $(12,320)      $  (3,129)

 Adjusted for pooling of
 interests transaction:
 First National Bancorp        9,038        74,452         146,230                                      (259)

Balance at January 1,
1993, as restated             31,051       208,395         662,378                   (12,320)         (3,388)

 Net income for the year                                   146,504
 Cash dividends declared--
   Regions-$1.04 per share                                 (38,792)
   Pooled company                                          (12,786)
Stock dividend                 2,203       126,022        (128,225)
Purchase of treasury stock                                                           (16,393)
Stock issued for
 acquisitions                  2,240       111,435                                    16,393
Stock issued to employees
 under incentive plans            99         4,797           1,104                                       (90)
Stock options exercised          141         3,182
Amortization of unearned
   restricted stock                                                                                    1,752
Retirement of common stock
 by pooled company                (9)         (286)
Issuance of common stock
  by pooled company for
  dividend reinvestment
  plan                            22           932

Balance at December 31,
   1993                       35,747       454,477         630,183                   (12,320)         (1,726)

Equity from immaterial
  acquisitions accounted
  for as poolings of
  interests                    1,387        15,441          18,890
Adjustment for change in
  accounting method, net
  of income taxes of
  $6,698                                                                 $  11,129
Change in unrealized gains
  and (losses), net of
  income taxes of
  ($20,127)                                                                (35,509)
 Net income for the year                                   180,520
 Cash dividends declared--
   Regions-$1.20 per share                                 (50,273)
   Pooled company                                          (15,034)
 Stock dividend of pooled
  company                        167         5,943          (6,110)
 Retirement of common stock
  by pooled company              (38)       (1,146)
 Purchase of treasury stock                                                          (81,081)
 Stock issued for
  acquisitions                 1,116        44,916                                    80,960
 Stock issued to employees
  under incentive plans            1           294           1,120                                        87
 Stock options exercised         319         4,369
 Amortization of unearned
  restricted stock                                                                                       587
 Issuance of common stock
  by pooled company for
  dividend reinvestment
  plan                            44         1,862

Balance at December 31,
  1994                        38,743       526,156         759,296         (24,380)  (12,441)         (1,052)

 Equity from immaterial
  acquisitions accounted
  for as poolings of
  interests                      984         7,306          15,412
Change in unrealized gains
  and (losses), net of
  income taxes of $14,890                                                   40,612
 Net income for the year                                   197,829
 Cash dividends declared--
   Regions-$1.32 per share                                 (60,075)
   Pooled company                                          (16,945)
 Purchase of treasury stock                                                          (61,882)
 Treasury stock retired and
  reissued relating to
  acquisitions accounted
  for as purchases              (408)      (22,236)                                   36,797
 Retirement of treasury
  stock purchased in
  prior years                   (922)      (11,519)                                   12,441
 Stock issued for
  acquisition by pooled
  company                          9           391
 Stock issued to employees
  under incentive plans           32         1,961             238                                    (1,630)
 Stock options exercised         125         2,326
 Amortization of unearned
  restricted stock                                                                                     1,100
 Issuance of common stock
  by pooled company for
  dividend reinvestment
  plan                            20           965

BALANCE AT DECEMBER 31,
  1995                      $ 38,583      $505,350       $ 895,755       $  16,232  $(25,085)      $  (1,582)


See notes to supplemental consolidated financial statements.
() Indicates deduction.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Regions Financial Corporation (Regions or the Company), conform with generally accepted accounting principles and with general financial service industry practices. Regions provides a full range of banking and bank-related services to individual and corporate customers through its subsidiaries and branch offices located primarily in Alabama, Florida, Georgia, Louisiana and Tennessee. The Company is subject to intense competition from other financial institutions and is also subject to the regulations of certain government agencies and undergoes periodic examinations by those regulatory authorities.
     On March 1, 1996, First National Bancorp (First National) of Gainesville, Georgia, merged with and into Regions. The merger was accounted for as a pooling of interests and, accordingly, financial information for all prior periods has been restated to present the combined financial condition and results of operations of both companies as if the merger had been in effect for all periods presented. Further details of the merger are presented in Note Q. Business Combinations.

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION
     The supplemental consolidated financial statements include the accounts of Regions and its subsidiaries. Significant intercompany balances and transactions have been eliminated. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the statement of condition dates and revenues and expenses for the periods shown. Actual results could differ from the estimates and assumptions used in the supplemental consolidated financial statements.
     Certain amounts in prior year financial statements have been reclassified to conform to the current year presentation.

SECURITIES
     Effective January 1, 1994, Regions adopted the provisions of Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities" (See Note C). Accordingly, the Company's policies for investments in debt and equity securities are as follows.
     Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designations as of the date of each statement of condition.
     Debt securities are classified as investment securities when the Company has the positive intent and ability to hold the securities to maturity. Investment securities are stated at amortized cost.
     Debt securities not classified as investment securities or trading account assets, and marketable equity securities not classified as trading account assets, are classified as securities available for sale. Securities available for sale are stated at estimated fair value, with unrealized gains and losses, net of taxes, reported as a separate component of stockholders' equity.
     The amortized cost of debt securities classified as investment securities or securities available for sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security, using the effective yield method. Such amortization or accretion is included in interest on securities. Realized gains and losses are included in securities gains (losses). The cost of the securities sold is based on the specific identification method.
     Trading account assets, which are held for the purpose of selling at a profit, consist of debt and marketable equity securities and are carried at estimated market value. Gains and losses, both realized and unrealized, are included in other income.

MORTGAGE LOANS HELD FOR SALE
     Mortgage loans held for sale are carried at the lower of aggregate cost or estimated market value. Gains and losses on mortgages held for sale are included in other expense.

LOANS
     Interest on loans is accrued based upon the principal amount outstanding except for interest on discounted installment loans and leases, which is generally credited to income based upon the sum-of-the-digits method and generally approximates the interest method of income recognition.
     Through provisions charged directly to operating expense, Regions has established an allowance for loan losses. This allowance is reduced by actual loan losses and increased by subsequent recoveries, if any.
     The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, historical loan loss experience, current economic conditions, collateral values of properties securing loans, volume, growth, quality and composition of the loan portfolio and other relevant factors. Unfavorable changes in any of these, or other factors, or the availability of new information, could require that the allowance for loan losses be increased in future periods.

PREMISES AND EQUIPMENT
     Premises and equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. The provision for depreciation is computed using the straight-line and declining-balance methods over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements (or the terms of the leases if shorter).
         Estimated useful lives generally are as follows:
         Premises and leasehold improvements  10-40 years
         Furniture and equipment               3-12 years

INTANGIBLE ASSETS
     Intangible assets, consisting of the excess of cost over the fair value of net assets of acquired businesses and premiums paid to purchase servicing rights of mortgage loans, are included in other assets. The excess of cost over the fair value of net assets of acquired businesses, which totaled $115,792,000 at December 31, 1995, and $111,411,000 at December 31, 1994, is
being amortized over periods of 12 to 25 years, principally using the straight-line method of amortization. Premiums paid to purchase servicing rights of mortgage loans, which totaled $64,269,000 at December 31, 1995 and $64,381,000 at December 31, 1994, are being amortized over the estimated remaining servicing life of the loans. Intangible assets are evaluated periodically for impairment.
     In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (Statement 121), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material to the consolidated financial statements.

     In May 1995, FASB issued Statement of Financial Accounting Standards No. 122 "Accounting for Mortgage Servicing Rights, an Amendment of FASB No. 65" (Statement 122). Statement 122 requires companies that originate mortgage loans to capitalize the cost of mortgage servicing rights separate from the cost of originating the loan when a definitive plan to sell or securitize those loans and retain the mortgage servicing rights exists. Currently only mortgage servicing rights that are purchased from other parties are capitalized and recorded as an asset. Therefore, Statement 122 eliminates the accounting inconsistencies that currently exist between mortgage servicing rights that are derived from loan origination activities and those acquired through purchase transactions. Statement 122 also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. Statement 122 is effective for fiscal years beginning after December 15, 1995, and the Company will adopt the statement in the first quarter of 1996. Management believes that the adoption of Statement 122 will not have a material impact on Regions' financial statements.

PENSION, PROFIT-SHARING AND EMPLOYEE STOCK OWNERSHIP PLANS
     Regions has profit-sharing and employee stock ownership plans covering substantially all employees. Annual contributions to the profit-sharing and employee stock ownership plans are determined at the discretion of the Board of Directors. Regions also has a defined benefit pension plan covering substantially all employees, except for substantially all employees which joined the Company through the First National merger. Pension expense is computed using the projected unit credit (service prorate) actuarial cost method and the plan is funded using the aggregate actuarial cost method. Annual contributions to all the plans do not exceed the maximum amounts allowable for federal income tax purposes.

INCOME TAXES
     Regions and First National each file consolidated federal income tax returns for the periods presented. The consolidated financial statements (including the provision for income taxes) are prepared on the accrual basis. Temporary differences occur when income and expenses are recognized in different periods for financial reporting purposes and for purposes of computing income taxes currently payable. Deferred taxes are provided as a result of such temporary differences.

PER SHARE AMOUNTS
     Earnings per share computations are based upon the weighted average number of shares outstanding during the periods. The dilutive effect of shares issuable under stock options and stock performance awards granted by the Company is immaterial.

TREASURY STOCK
     The purchase of the Company's common stock is recorded at cost. At the date of retirement or subsequent reissue, the treasury stock account is reduced by the cost of such stock.

INSURANCE SUBSIDIARIES
     Insurance premium and commission income and acquisition costs are recognized over the terms of the related policies. Losses are recognized as incurred.

STATEMENT OF CASH FLOWS

        Cash equivalents include cash and due from banks and federal funds sold and securities purchased under agreements to resell. Regions paid $617,952,000 in 1995, $422,893,000 in 1994, and $288,604,000 in 1993 for interest on deposits and borrowings. Income tax payments totaled $89,380,000 for 1995, $88,085,000 for 1994, and $76,136,000 for 1993. Loans transferred to other real estate totaled $13,686,000 in 1995, $13,195,000 in 1994, and $15,989,000 in
1993. During 1995 investment securities of $643,976,000 were transferred to securities available for sale, as permitted by the Financial Accounting Standard Board's November 1995 Special Report. The securitization of loans during 1995 resulted in the transfer of $396,130,000 from loans to securities available for sale.

NOTE B. RESTRICTIONS ON CASH AND DUE FROM BANKS

     Regions' subsidiary banks are required to maintain reserve balances with the Federal Reserve Bank. The average amount of the reserve balances maintained for the year ended December 31, 1995, was approximately $85,376,000.

NOTE C. SECURITIES

     The amortized cost and estimated fair value of investment securities and securities available for sale at December 31, 1995, are as follows:



(in thousands)                    DECEMBER 31, 1995
--------------------------------------------------------------------------
                                         GROSS        GROSS     ESTIMATED
                                    UNREALIZED   UNREALIZED     FAIR
                            COST         GAINS       LOSSES     VALUE
--------------------------------------------------------------------------
INVESTMENT SECURITIES:
U.S. Treasury
  and Federal
  agency
  securities       $     894,606      $22,745        $  (604)   $  916,747
Obligations
  of states
  and political
  subdivisions           425,456       17,842           (570)      442,728
Mortgage backed
 securities              268,926          590         (2,334)      267,182
Other securities             118          -0-            -0-           118
  TOTAL            $   1,589,106      $41,177        $(3,508)   $1,626,775

SECURITIES AVAILABLE FOR SALE:
U.S. Treasury
  and Federal
  agency
  securities       $     783,999      $16,703        $(1,512)    $ 799,190
Obligations
  of states
  and political
  subdivisions            20,051          183            (15)       20,219
Mortgage backed
  securities           1,397,634       14,797         (6,167)    1,406,264
Other securities          14,933          159             -0-       15,092
Equity securities         33,910          -0-             -0-       33,910
  TOTAL            $   2,250,527      $31,842        $(7,694)   $2,274,675


     The cost and estimated fair value of investment securities and securities available for sale at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


(in thousands)                             DECEMBER 31, 1995
----------------------------------------------------------------
                                                   ESTIMATED
                                                        FAIR
                                         COST          VALUE
----------------------------------------------------------------
INVESTMENT SECURITIES:
Due in one year or less            $  174,257     $  175,900
Due after one year through
 five years                           798,209        824,303
Due after five years through
 ten years                            169,556        175,150
Due after ten years                   178,158        184,241
Mortgage backed
  securities                          268,926        267,181
  TOTAL                            $1,589,106     $1,626,775



(in thousands)                             DECEMBER 31, 1995
---------------------------------------------------------------
                                                   ESTIMATED
                                                        FAIR
                                         COST          VALUE
----------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE:
Due in one year or less            $  213,981     $  214,529
Due after one year through
 five years                           537,798        552,381
Due after five years through
 ten years                             36,435         36,805
Due after ten years                    30,770         30,787
Mortgage-backed
  securities                        1,397,633      1,406,263
Equity securities                      33,910         33,910
  TOTAL                            $2,250,527     $2,274,675


     Proceeds from sales of securities available for sale in 1995, were $50,638,000. Gross realized gains and losses were $809,000 and $1,233,000, respectively. Proceeds from sales of securities available for sale in 1994 were $201,343,000, with gross realized gains and losses of $3,131,000 and $2,787,000, respectively. Proceeds from sales of securities in 1993 were $48,295,000, with gross realized gains and losses of $856,000 and $25,000, respectively.

     The amortized cost and estimated fair value of investment securities and securities available for sale at December 31, 1994, are as follows:



(in thousands)                               DECEMBER 31, 1994
------------------------------------------------------------------------------
                                       GROSS        GROSS      ESTIMATED
                                  UNREALIZED   UNREALIZED      FAIR
                          COST         GAINS       LOSSES      VALUE
------------------------------------------------------------------------------
INVESTMENT SECURITIES:
U.S. Treasury
  and Federal
  agency
  securities        $  903,390      $ 8,466     $(28,075)      $  883,781
Obligations
  of states
  and political
  subdivisions         410,673        7,585      (13,097)         405,161
Mortgage-backed
  securities           791,443          501      (51,471)         740,473
Other securities           736           16           (6)             746
 TOTAL              $2,106,242      $16,568     $(92,649)      $2,030,161



SECURITIES AVAILABLE FOR SALE:
U.S. Treasury
  and Federal
  agency
  securities        $  633,103       $2,948     $ (8,066)       $  627,985
Obligations
  of states
  and political
  subdivisions           3,439           83          (40)            3,482
Mortgage-backed
  securities           593,087          236      (33,819)          559,504
Other securities        11,476        1,245       (2,095)           10,626
Equity securities       38,452          -0-           -0-           38,452
  TOTAL             $1,279,557       $4,512     $(44,020)       $1,240,049


     Securities with carrying values of $1,732,010,000 and $1,662,414,000 at December 31, 1995, and 1994, respectively, were pledged to secure public funds, trust deposits and certain borrowing arrangements.

NOTE D. LOANS

     The loan portfolio at December 31, 1995, and 1994, consisted of the following:


(in thousands)                      DECEMBER 31
---------------------------------------------------
                                 1995         1994
---------------------------------------------------
Commercial                 $2,569,032   $2,354,427
Real estate-construction      629,888      493,027
Real estate-mortgage        5,386,638    5,391,233
Consumer                    2,983,993    2,654,449
                           11,569,551   10,893,136
Unearned income               (27,240)     (37,941)
  Total                   $11,542,311  $10,855,195



     Directors and executive officers of Regions and its principal subsidiaries, including the directors' and officers' families and affiliated companies, are loan and deposit customers and have other transactions with Regions in the ordinary course of business. Total loans to these persons (excluding loans which in the aggregate do not exceed $60,000 to any such person) at December 31, 1995, and 1994, were approximately $95,000,000 and $79,000,000, respectively. During 1995, $246,000,000 of new loans were made, repayments totaled $224,000,000 and reductions for changes in the composition of related parties totaled $6,000,000. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and involve no unusual risk of collectibility.
     Directors and executive officers of First National and its principal subsidiaries, including the directors' and officers' families and affiliated companies, are loan and deposit customers and have other transactions with First National in the ordinary course of business. Total loans to these persons at December 31, 1995, and 1994, were approximately $17,000,000 and $15,000,000, respectively. During 1995, $11,000,000 of new loans were made and repayments totaled $9,000,000. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and involve no unusual risk of collectibility.
     Loans sold with recourse totaled $31.2 million and $36.2 million at December 31, 1995, and 1994, respectively.
     The loan portfolio is diversified geographically, primarily within Alabama, Louisiana, northern Georgia, northwest and central Florida, and middle Tennessee.
     The Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (SFAS 114) effective January 1, 1995. SFAS 114 requires that certain impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired if, based on current information and events, it is probable that Regions will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. At December 31, 1995, the recorded investment in impaired loans under SFAS 114 was $30 million. The adoption of SFAS 114 resulted in no material impact on the Company's financial statements.

NOTE E. ALLOWANCE FOR LOAN LOSSES

     An analysis of the allowance for loan losses follows:


---------------------------------------------------------------
  (in thousands)                  1995       1994         1993
---------------------------------------------------------------
Balance at beginning of year    $143,464    $125,027   $100,248
Allowance of purchased
  institutions at acquisition
  date                             4,721      15,853     15,999
Provision charged to
 operating expense                30,271      20,580     24,695
Loan losses:
  Charge-offs                    (35,211)    (31,015)   (27,505)
  Recoveries                      16,242      13,019     11,590
  Net loan losses                (18,969)    (17,996)   (15,915)
Balance at end of year          $159,487    $143,464   $125,027



NOTE F. PREMISES AND EQUIPMENT

A summary of premises and equipment follows:

(in thousands)                      DECEMBER 31
-----------------------------------------------------------
                                  1995       1994
-----------------------------------------------------------
Land                          $  52,389  $  45,684
Premises                        242,251    211,593
Furniture and equipment         195,052    174,581
Leasehold improvements           30,761     27,586
                                520,453    459,444
Allowances for depreciation
 and amortization              (265,461)  (231,670)
  TOTAL                       $ 254,992  $ 227,774



Net occupancy expense is summarized as follows:


(in thousands)                             YEAR ENDED DECEMBER 31
--------------------------------------------------------------------
                                            1995      1994      1993
---------------------------------------------------------------------
Gross occupancy expense                  $32,660   $30,575   $24,577
Less rental income                         3,655     3,363     3,787
 Net occupancy expense                   $29,005   $27,212   $20,790


NOTE G. OTHER REAL ESTATE

     Other real estate acquired in satisfaction of indebtedness ("foreclosure") is carried in other assets at the lower of the recorded investment in the loan or the estimated net realizable value of the collateral. Other real estate totaled $10,137,000 at December 31, 1995, and $18,718,000 at December 31, 1994.
Gain or loss on the sale of other real estate is included in other expense.

NOTE H. DEPOSITS

     The following schedule presents the detail of interest-bearing deposits:



(in thousands)                                                DECEMBER 31
-------------------------------------------------------------------------------
                                                          1995             1994
-------------------------------------------------------------------------------
Interest-bearing
  transaction accounts                                $707,006       $1,907,746
Interest-bearing accounts
  in foreign office                                    435,871            9,000
Savings accounts                                       980,374        1,025,167
Money market savings
  accounts                                           2,826,907        1,506,064
Certificates of deposit
  ($100,000 or more)                                 1,383,849        1,390,015
Time deposits
  ($100,000 or more)                                   257,046          541,699
Other interest-bearing
  deposits                                           5,041,589        4,396,451
 Total                                             $11,632,642      $10,776,142



The following schedule details interest expense on deposits:


(in thousands)                                  YEAR ENDED DECEMBER 31
-------------------------------------------------------------------------------
                                        1995              1994             1993
-------------------------------------------------------------------------------
Interest-bearing
  transaction accounts              $ 40,926          $ 50,426         $ 39,089
Interest-bearing accounts
  in foreign office                   18,107                80              -0-
Savings accounts                      27,358            28,739           22,072
Money market savings
  accounts                            78,307            44,202           35,007
Certificates of deposit
  ($100,000 or more)                  83,103            46,938           28,871
Other interest-bearing
  deposits                           288,079           204,148          150,416
 Total                              $535,880          $374,533         $275,455


NOTE I. BORROWED FUNDS

Following is a summary of short-term borrowings:


(in thousands)                                        DECEMBER 31
-------------------------------------------------------------------------------
                                        1995              1994             1993
-------------------------------------------------------------------------------
Federal funds purchased           $  635,842        $  911,205         $169,850
Securities sold
  under agreements
  to repurchase                      396,115           178,711           78,095
Commercial paper                      21,100            18,600           17,201
Notes payable to an
  unaffiliated bank                   10,000               -0-              -0-
Treasury tax and loan note             5,431             6,827           13,807
Short sale liability                     109             1,327            1,994
  Total                           $1,068,597        $1,116,670         $280,947


(in thousands)                                         DECEMBER 31
-------------------------------------------------------------------------------
                                        1995              1994             1993
-------------------------------------------------------------------------------
Maximum amount
  outstanding at any
  month-end:
 Federal funds
  purchased and
  securities sold
  under agreements
  to repurchase                   $1,383,505        $1,089,916         $386,041
 Aggregate short-
  term borrowings                  1,441,505         1,116,743          419,736
Average amount
  outstanding (based
  on average of daily
  balances)                          957,433           534,797          241,414
Weighted average
  interest rate
  at year end                            5.6%              5.7%             3.6%
Weighted average interest
  rate on amounts
  outstanding during
  the year (based on
  average of daily balances)             6.0%              4.6%             3.2%


     Federal funds purchased and securities sold under agreements to repurchase had weighted average maturities of nine, three and four days, respectively, at December 31, 1995, 1994 and 1993. Weighted average rates on these dates were 5.7%, 5.7% and 3.5%, respectively.
     Commercial paper maturities ranged from 4 to 166 days at December 31, 1995, from 4 to 167 days at December 31, 1994 and from 4 to 167 days at December 31, 1993. Weighted average maturities were 113, 101 and 101 days, respectively, at December 31, 1995, 1994 and 1993. The weighted average interest rates on these dates were 5.7%, 5.7% and 3.5%, respectively.
     Regions has an unsecured short-term credit agreement with an unaffiliated bank that provides for maximum borrowings of $25 million. At December 31, 1995, $10 million was outstanding under this agreement. No borrowings were outstanding under this agreement at December 31, 1994. No compensating balances or commitment fees are required by this agreement. In addition to this short-term credit agreement, a subsidiary of Regions has a $3 million revolving credit line with an unaffiliated bank that is subject to renewal on an annual basis. No amounts were outstanding on this agreement at December 31, 1995 or 1994.
     The short-sale liability represents Regions' trading obligation to deliver certain government securities at a predetermined date and price. These securities had weighted average interest rates of 6.9%, 2.5% and 4.0%, respectively, at December 31, 1995, 1994 and 1993.

     Long-term borrowings consist of the following:

(in thousands)                          DECEMBER 31
--------------------------------------------------------
--------------------------------------------------------
                                         1995      1994
7.80% subordinated notes              $75,000   $75,000
7.65% subordinated notes               25,000    25,000
7.75% subordinated notes              100,000   100,000
8.75% debentures                          -0-     5,200
Federal Home Loan Bank notes          331,831   355,031
Senior bank notes                      75,000       -0-
Mortgage notes payable                  3,833     4,500
Medium term notes                         -0-    11,344
Industrial development revenue bond     3,400     3,500
Other notes payable                    17,955    19,901
  Total                              $632,019  $599,476

     In July 1994, Regions issued $25 million of 7.65% subordinated notes, due August 15, 2001, and in September 1994, Regions issued $100 million of 7.75% subordinated notes, due September 15, 2024. The $100 million of 7.75% subordinated notes may be redeemed in whole or in part at the option of the holders thereof on September 15, 2004, at 100% of the principal amount to be redeemed, together with accrued interest. In December 1992, Regions issued $75 million of 7.80% subordinated notes, due December 1, 2002. All issuances of these notes are subordinated and subject in right of payment of principal and interest to the prior payment in full of all senior indebtedness of the Company, generally defined as all indebtedness and other obligations of the Company to its creditors, except subordinated indebtedness. Payment of the principal of the notes may be accelerated only in the case of certain events involving bankruptcy, insolvency proceedings or reorganization of the Company. The subordinated notes qualify as "Tier 2 capital" under Federal Reserve guidelines.
     The 8.75% debentures, which were outstanding at December 31, 1994, were paid off in 1995.
     Federal Home Loan Bank notes represent borrowings from Federal Home Loan Banks. Interest on these borrowings is at fixed rates ranging from 4.6% to 9.3% with maturities of one to fifteen years. These borrowings are secured by Federal Home Loan Bank stock (carried at cost of $44.6 million) and by first mortgage loans on one-to-four family dwellings held by certain banking subsidiaries (approximately $3.4 billion at December 31, 1995). The maximum amount that could be borrowed from Federal Home Loan Banks under the current borrowing agreements and without further investment in Federal Home Loan Bank stock is approximately $396 million.
     At December 31, 1995, Regions Bank of Louisiana had outstanding $75 million in senior bank notes. $35 million is at an interest rate of 6.71% and $40 million is at an interest rate of 7.06%. These notes are unsecured and mature in 1996. Regions banking subsidiaries are currently authorized to issue up to $250 million in bank notes to institutional investors.
     The mortgage notes payable at December 31, 1995, had a weighted average interest rate of 8.7% and were collateralized by premises and equipment carried at $8,185,000.
     The medium term notes were issued by Secor Bank, FSB, (Secor) prior to acquisition by Regions. These notes matured in 1995.
     The industrial development revenue bonds mature on July 1, 2008, with principal of $100,000 payable annually and interest at a tax effected prime rate payable monthly.
     Other notes payable at December 31, 1995, had a weighted average interest rate of 6.3% and a weighted average maturity of 10.2 years.
     The aggregate amount of maturities of all long-term debt in each of the next five years is as follows: 1996-$99,503,000; 1997-$124,196,000;
1998-$74,256,000; 1999-$22,618,000; 2000-$62,338,000.
     Regions has a shelf-registration outstanding pursuant to which it may offer up to an additional $200 million of its unsecured, subordinated notes, debentures, bonds or other evidences of indebtedness. The proceeds from any issuances of these securities can be used for general corporate purposes.
     Substantially all of the consolidated net assets are owned by the subsidiaries and dividends paid by Regions are substantially provided by dividends from the subsidiaries. Statutory limits are placed on the amount of dividends the subsidiaries can pay without prior regulatory approval. In addition, regulatory authorities require the maintenance of minimum capital to asset ratios at banking subsidiaries. At December 31, 1995, the banking subsidiaries could pay approximately $223 million in dividends without prior approval.
     Management believes that none of these dividend restrictions will materially affect Regions' dividend policy. In addition to dividend restrictions, federal statutes also prohibit unsecured loans from banking subsidiaries to the parent company. Because of these limitations, substantially all of the net assets of Regions' subsidiaries are restricted, except for the amount which can be paid to the parent in the form of dividends.

NOTE J. EMPLOYEE BENEFIT PLANS

     Regions has a defined benefit pension plan covering substantially all employees, except for substantially all employees which joined the Company through the First National merger. The benefits are based on years of service and the employee's highest five years of compensation during the last ten years of employment. Regions' funding policy is to contribute annually at least the amount required by IRS minimum funding standards. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.
     The following table sets forth the plan's funded status and amounts recognized in the consolidated statement of condition:



 (in thousands)                                        DECEMBER 31
-----------------------------------------------------------------------

                                                    1995          1994
-----------------------------------------------------------------------
 Actuarial present value of
   benefit obligations:
 Accumulated benefit obligation,
   including vested benefits
   of $77,623 in 1995 and
   $57,263 in 1994                                $(78,880)   $(58,216)
 Projected benefit obligation for
   service rendered to date                       $(97,452)   $(70,558)
 Plan assets at fair value, primarily
   listed stocks and bonds, and U.S.
   Treasury and agency obligations                 103,567      85,599
 Plan assets in excess of projected
   benefit obligation                                6,115      15,041
 Unrecognized net loss from
   past experience different
   from that assumed                                12,287       4,041
 Unrecognized prior service cost                    (1,886)       (938)
 Unrecognized net asset                             (1,969)     (3,940)
 Prepaid pension cost
    included in other assets                       $14,547     $14,204


    Net pension cost included the following components:


 (in thousands)                                  YEAR ENDED DECEMBER 31
------------------------------------------------------------------------------
                                            1995               1994       1993
------------------------------------------------------------------------------
 Service cost-benefits
   earned during the
   period                               $  3,501          $   3,677   $  2,832
 Interest cost on projected
   benefit obligation                      6,411              5,487      4,966
 Actual (return) loss on
   plan assets                           (16,577)             1,473     (5,602)
 Net amortization and
   deferral                                6,323            (11,516)    (3,615)
 Net periodic pension
   income                               $   (342)          $   (879)   $(1,419)


     The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.25% and 4.5%, respectively, at December 31, 1995, 8.5% and 4.5%, respectively at December 31, 1994, and 7.5% and 4.5%, respectively, at December 31, 1993. The expected long-term rate of return on plan assets was 9% in all years.
     The Company also sponsors a supplemental executive retirement program, which is a non-qualified plan that provides certain senior executive officers defined pension benefits in relation to their compensation, as is provided to other employees by the qualified pension plan. The projected benefit obligation for this plan totaled $4,144,000 at December 31, 1995, and $4,365,000 at December 31, 1994. The accumulated benefit obligation, all of which was vested and accrued at December 31, 1995 and 1994, totaled $3,379,317 and $3,029,000, respectively. Pension expense for this plan totaled $440,000 in 1995 and 1994, and $20,000 in 1993. The reduced expense in 1993 resulted primarily from changes in future funding of the projected plan obligations.
     Contributions to employee profit sharing plans totaled $17,084,000, $14,347,000 and $12,893,000 for 1995, 1994 and 1993, respectively.
     The 1995 contribution to the employee stock ownership plan totaled $1,690,000, compared to $1,417,000 in 1994, and $1,120,000 in 1993.
Contributions are used to purchase Regions common stock for the benefit of participating employees.
     Contributions to the employee stock purchase plan in 1995, 1994 and 1993 were $1,472,000, $1,305,000 and $1,253,000, respectively.
     Regions sponsors a defined benefit postretirement health care plan that covers certain retired employees. Currently the Company pays a portion of the costs of certain health care benefits for all eligible employees that retired before January 1, 1989. No health care benefits are provided for employees retiring at normal retirement age after December 31, 1988. For employees retiring before normal retirement age, the Company currently pays a portion (based upon length of active service at the time of retirement) of the costs of certain health care benefits until the retired employee becomes eligible for Medicare. The plan is contributory and contains other cost-sharing features such as deductibles and co-payments. Retiree health care benefits, as well as similar benefits for active employees, are provided through a group insurance program in which premiums are based on the amount of benefits paid. The Company's policy is to fund the Company's share of the cost of health care benefits in amounts determined at the discretion of management.

     The following table sets forth the plan's funded status and amounts recognized in the consolidated statement of condition:


 (in thousands)                                   DECEMBER 31
---------------------------------------------------------------------
                                          1995                 1994
---------------------------------------------------------------------

Accumulated benefit obligation,
  including retiree benefits
  of $4,060 in 1995 and $4,371
  in 1994                              $(9,109)             $(9,847)
Unrecognized transition
 obligation                              8,255                8,740
Unrecognized net (gain) from
 past experience different
 from that assumed                      (2,773)              (1,643)
Accrued postretirement benefit
  obligation                           $(3,627)             $(2,750)



Net periodic postretirement benefit cost included the following components:



 (in thousands)                         YEAR ENDED DECEMBER 31
--------------------------------------------------------------------
                                     1995        1994         1993
--------------------------------------------------------------------
Service cost-benefits
   earned during the
   period                            $  373     $  521       $  511
Interest cost on
   benefit obligation                   622        736          810
Net amortization and
    deferral                            486        486          485
Unrecognized (gain) loss               (205)       -0-          -0-
Net periodic postretirement
    benefit cost                     $1,276     $1,743        $1,806


     The assumed health care cost trend rate was 11.0% for 1995 and is assumed to decrease gradually to 5% by 2007 and remain at that level thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation at December 31, 1995, by $911,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1995 by $120,000. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% at December 31, 1995, and 8.5% at December 31, 1994.

     First National, which merged with Regions on March 1, 1996, sponsors a defined benefit healthcare plan that provides postretirement medical benefits to full-time employees who meet minimum age and service requirements. First National's policy is to fund the cost of medical benefits in amounts determined at the discretion of management. The plan provides retirees under age 65 with medical benefits up to $5,600 per year through a traditional indemnity plan. For retirees over age 65, the plan provides benefits up to $3,600 per year. Once the benefit cap is met, retirees are required to contribute any excess towards the cost of coverage. The following table sets forth the plan's funded status and amounts recognized in the consolidated statement of condition:



 (in thousands)                                      DECEMBER 31
--------------------------------------------------------------------------
                                               1995                 1994
--------------------------------------------------------------------------
Accumulated benefit obligation,
  including retiree benefits
  of $1,579 in 1995 and $1,684
  in 1994                                   $(3,020)             $(2,980)
Unrecognized transition
 obligation                                   1,862                2,128
Unrecognized net loss from
 past experience different
 from that assumed                              171                  342
Accrued postretirement benefit
  obligation                                $  (987)             $  (510)


Net periodic postretirement benefit cost included the following components:


 (in thousands)                                YEAR ENDED DECEMBER 31
-----------------------------------------------------------------------------------
                                    1995                 1994                 1993
-----------------------------------------------------------------------------------
 Service cost-benefits
  earned during the
  period                            $144                 $157                 $113
 Interest cost on
  benefit obligation                 218                  234                  183
 Net amortization and
  deferral                           118                  122                  118
 Net periodic postretirement
  benefit cost                      $480                 $513                 $414

     For measurement purposes, a 13.80% annual rate of increase in the per capita cost of covered benefits is assumed for 1996 and 14.40% was assumed for 1995, for those covered individuals under the age of 65. For those covered individuals over 65, 10.40% is assumed for 1996 and 10.60% was assumed for 1995. The rate was assumed to decrease gradually through 1998 (when the premium caps are expected to be reached) after such time no increases are assumed. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.0% at December 31, 1995 and 7.5% at December 31, 1994.

NOTE K. LEASES

     Rental expense for all leases amounted to approximately $5,830,000, $6,133,000 and $4,674,000 for 1995, 1994 and 1993, respectively. The approximate future minimum rental commitments as of December 31, 1995, for all noncancelable leases with initial or remaining terms of one year or more are shown in the following table. Included in these amounts are all renewal options reasonably assured of being exercised.

(in thousands)  Equipment  Premises    Total
--------------------------------------------
1996                 $140   $ 4,328  $ 4,468
1997                  124     3,639    3,763
1998                   96     2,995    3,091
1999                   55     2,729    2,784
2000                   23     2,263    2,286
2001-2005              58     7,023    7,081
2006-2010             -0-     3,920    3,920
2011-2015             -0-     2,265    2,265
2016-End              -0-       786      786
 TOTAL               $496   $29,948  $30,444


NOTE L. COMMITMENTS AND CONTINGENCIES

     To accommodate the financial needs of its customers, Regions makes commitments under various terms to lend funds to consumers, businesses and other entities. These commitments include (among others) revolving credit agreements, term loan commitments and short-term borrowing agreements. Many of these loan commitments have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of these commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements. Standby letters of credit are also issued, which commit Regions to make payments on behalf of customers if certain specified future events occur. Historically, a large percentage of standby letters of credit also expire without being funded.
     Both loan commitments and standby letters of credit have credit risk essentially the same as that involved in extending loans to customers and are subject to normal credit approval procedures and policies. Collateral is obtained based on management's assessment of the customer's credit.
     Loan commitments totaled $2.9 billion at December 31, 1995, and $2.4 billion at December 31, 1994. Standby letters of credit were $378.9 million at December 31, 1995, and $305.4 million at December 31, 1994. Commitments under commercial letters of credit used to facilitate customers' trade transactions were $44.1 million at December 31, 1995, and $26.3 million at December 31, 1994.
     The Company and its affiliates are defendants in litigation and claims arising from the normal course of business. Based on consultation with legal counsel, management is of the opinion that the outcome of pending and threatened litigation will not have a material effect on Regions' consolidated financial statements.

NOTE M. OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     In the normal course of business, Regions enters into financial instrument transactions with off-balance sheet risk. These financial instrument agreements help the Company manage its exposure to interest rate fluctuations and help customers manage exposure to foreign currency fluctuations.
        Forward contracts represent commitments to sell money market instruments at a future date at a specified price or yield. These contracts are utilized by the Company to hedge interest rate risk positions associated with the origination of mortgage loans held for sale. The amount of hedging gains and losses deferred, which is reflected in gains and losses on mortgage loans held for sale as realized, was not material to the results of operations for the years ended December 31, 1995 or 1994. The Company is subject to the market risk associated with changes in the value of the underlying financial instrument as well as the risk that the other party will fail to perform. The gross contract amount of forward contracts, which totaled $25.0 million and $32.4 million at December 31, 1995, and 1994, respectively, represents the extent of Regions' involvement. However, those amounts significantly exceed the future cash requirements, as the Company intends to close out open positions prior to settlement, and thus is subject only to the change in the value of the instruments. The gross amount of contracts represents the Company's maximum exposure to credit risk.
     The Company utilizes put and call option contracts to hedge mortgage loan originations in process. Option contracts represent rights to purchase or sell securities or other money market instruments at a specified price and within a specified period of time at the option of the holder. The notional amount of option contracts totaled $31.0 million and $15.5 million at December 31, 1995, and 1994, respectively. The commitment fees paid for option contracts reflect the maximum exposure to the Company.
     Interest rate swap agreements, which were entered into by Secor Bank prior to its acquisition by Regions, totaled $7.9 million and $27.9 million in notional principal amount at December 31, 1995, and 1994, respectively. Interest rate swap transactions, which Secor Bank used to assist in managing interest rate exposure, generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying notional principal amounts. Interest rate swap agreements subject the Company to market risk associated with changes in interest rates, as well as the risk that another party will fail to perform. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are substantially less.
     Foreign currency exchange contracts involve the trading of one currency for another on a specified date and at a specified rate. These contracts are executed on behalf of the Company's customers and are used to facilitate the management of fluctuations in foreign exchange rates. The notional amount of forward foreign exchange contracts totaled $36 million at December 31, 1995. The Company is subject to the risk that another party will fail to perform and the gross amount of the contracts represents the Company's maximum exposure to credit risk.
     Regions operates a broker-dealer subsidiary, which in the normal course of trading inventory and clearing customers' securities transactions, is a party to certain financial instruments with off-balance-sheet risk. The aggregate off-balance-sheet risk from these financial instruments is not material to the consolidated financial statements.

NOTE N.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.
     CASH AND CASH EQUIVALENTS: The carrying amount reported in the supplemental consolidated statements of condition and cash flows approximates the estimated fair value.
     INTEREST-BEARING DEPOSITS IN OTHER BANKS: The carrying amount reported in the supplemental consolidated statement of condition approximates the estimated fair value.
     INVESTMENT SECURITIES: Estimated fair values are based on quoted market prices, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.
     SECURITIES AVAILABLE FOR SALE: Estimated fair values, which are the amounts recognized in the supplemental consolidated statement of condition, are based on quoted market prices, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.
     TRADING ACCOUNT ASSETS: Estimated fair values, which are the amounts recognized in the supplemental consolidated statement of condition, are based on quoted market prices, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.
     MORTGAGE LOANS HELD FOR SALE: Estimated fair values, which are the amounts recognized in the supplemental consolidated statement of condition, are based on quoted market prices of comparable instruments.
     LOANS: Estimated fair values for variable rate loans, which reprice frequently and have no significant credit risk, are based on carrying value. Estimated fair values for all other loans are estimated using discounted cash flow analyses, based on interest rates currently offered on loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest reported in the supplemental consolidated statement of condition approximates the fair value.
     DEPOSIT LIABILITIES: The fair value of non-interest bearing demand accounts, interest-bearing transaction accounts, savings accounts, money market accounts and certain other time open accounts is the amount payable on demand at the reporting date (i.e., the carrying amount). Fair values for certificates of deposit are estimated by using discounted cash flow analyses, using the interest rates currently offered for deposits of similar maturities.
     SHORT-TERM BORROWINGS: The carrying amount reported in the supplemental consolidated statement of condition approximates the estimated fair value.
     LONG-TERM BORROWINGS: Fair values are estimated using discounted cash flow analyses, based on the current rates offered for similar borrowing arrangements.
     LOAN COMMITMENTS, STANDBY AND COMMERCIAL LETTERS OF CREDIT: Estimated fair values for these off-balance-sheet instruments are based on standard fees currently charged to enter into similar agreements.

     FORWARD CONTRACTS, CALL OPTIONS AND INTEREST RATE SWAPS: Estimated fair values are based on dealer quotes. These values represent the estimated amount the Company would pay to terminate the agreements.
     The estimated fair values of the Company's financial instruments are as follows:



(in thousands)                                  DECEMBER 31, 1995                 DECEMBER 31, 1994
----------------------------------------------------------------------------------------------------
                                                        ESTIMATED                         ESTIMATED
                                        CARRYING             FAIR          CARRYING            FAIR
                                          AMOUNT            VALUE            AMOUNT           VALUE
-----------------------------------------------------------------------------------------------------
Financial assets:
 Cash and cash equivalents           $   653,500      $   653,500       $   810,380     $   810,380
 Interest-bearing deposits
   in other banks                         56,477           56,477            16,889          16,889
 Investment securities                 1,589,106        1,626,775         2,106,242       2,030,161
 Securities available for sale         2,274,675        2,274,675         1,240,049       1,240,049
 Trading account assets                   28,870           28,870            24,853          24,853
 Mortgage loans held for sale            117,087          117,087           117,990         117,990
 Loans (excluding leases)             11,273,027       11,360,434        10,612,865      10,167,556

Financial liabilities:
 Deposits                             13,497,612       13,538,435        12,575,593      12,425,366
 Short-term borrowings                 1,068,597        1,068,597         1,116,670       1,116,670

 Long-term borrowings                    632,019          623,699           599,476         514,801

Off-balance-sheet instruments:
 Loan commitments                          - 0 -          (20,574)            - 0 -         (17,383)
 Standby letters of credit                 - 0 -           (5,408)            - 0 -          (4,273)
 Commercial letters of credit              - 0 -             (105)            - 0 -             (59)
 Forward contracts, options
  and interest rate swaps                   (500)              75              (783)            150

NOTE O. OTHER INCOME AND EXPENSE

   Other income consists of the following:


(in thousands)                                       YEAR ENDED DECEMBER 31
---------------------------------------------------------------------------------
                                            1995            1994            1993
---------------------------------------------------------------------------------
Fees and commissions                     $19,550         $14,279         $13,592
Insurance premiums
  and commissions                          5,686           6,250           5,830
Trading account income                     6,696           7,184           7,344
Gain on sale of mortgage
  servicing rights                           150           4,629          10,811
Other miscellaneous income                13,384          10,171          11,662
 Total                                   $45,466         $42,513         $49,239

Other expense consists of the following:

(in thousands)                                     YEAR ENDED DECEMBER 31
--------------------------------------------------------------------------------
                                            1995            1994            1993
--------------------------------------------------------------------------------
Stationery, printing
  and supplies                          $ 10,670        $  9,129        $  7,122
Advertising and business
  development                             10,564          11,408           7,983
Postage and freight                       10,997           8,882           7,563
Telephone                                  9,869           8,893           7,063
Legal and other
  professional fees                       13,380          11,426           7,193
Other non-credit losses                    8,006           9,491           7,460
Outside computer services                  9,326           8,695           8,046
Amortization of  mort-
  gage servicing rights                   11,577          13,186          17,443
Loss on sale of
  mortgages by affiliate
  mortgage companies                       1,093           1,289           2,525
Other miscellaneous
  expenses                                62,747          49,528          46,500
 Total                                  $148,229        $131,927        $118,898


NOTE P. INCOME TAXES

     Regions accounts for income taxes using the liability method pursuant to Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes." Under this method the Company's deferred tax assets and liabilities were determined by applying federal and state tax rates currently in effect to its cumulative temporary book/tax differences.
     At December 31, 1995 Regions has net operating loss carryforwards for federal tax purposes of $72.6 million that expire in years 2003 through 2008. The majority of these carryforwards resulted from the Company's acquisition of Secor Bank on December 31, 1993. For financial reporting purposes, a valuation allowance of approximately $13 million has been recognized to offset a portion of the deferred tax assets related to those carryforwards.
     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Regions' deferred tax assets and liabilities as of December 31, 1995 and 1994 are listed below.


(in thousands)                              December 31
----------------------------------------------------------
                                          1995      1994
----------------------------------------------------------
Deferred tax assets:
 Book over tax depreciation           $    523  $  1,208
 Loan loss allowance                    50,483    44,858
 Net operating loss
  carryforwards                         27,231    33,093
 Other                                  44,221    64,810
   Total deferred tax assets           122,458   143,969

Deferred tax liabilities:
 Tax over book depreciation              1,038     1,097
 Accretion of bond discount              3,641     2,566
 Direct lease financing                 14,203    11,967
 Pension                                 6,467     5,445
 Other                                  30,289    25,444
   Total deferred tax liabilities       55,638    46,519
Net deferred tax assets
 before valuation allowance             66,820    97,450
Valuation allowance                    (17,042)  (18,612)
Net deferred tax asset                $ 49,778  $ 78,838


     Applicable income taxes for financial reporting purposes differs from the amount computed by applying the statutory federal income tax rate of 35% for the reasons below:



(in thousands)                               Year ended December 31
--------------------------------------------------------------------------
                                       1995           1994         1993
--------------------------------------------------------------------------
Tax computed at
 statutory federal income
 tax rate                         $102,878       $ 92,620    $  74,435

Increases(decreases) in
 taxes resulting from:
  Obligations of states and
   political subdivisions:
   Tax exempt income                (11,530)       (11,121)     (10,573)
   Tax on preference item             1,353          1,020          878
  State income tax, net
   of federal tax benefit             5,552          4,718        4,080
  Subsidiary purchase
   accounting adjustments               (51)           (47)         (50)
  Other, net                         (2,094)        (3,081)      (2,601)
      Total                       $  96,108      $  84,109   $   66,169

Effective Tax Rate                     32.7%          31.8%        31.1%


     The provisions for income taxes included in the supplemental consolidated statement of income are summarized below. Included in these amounts are income taxes (credit) of $(146,000), $120,000 and $290,000 in 1995, 1994 and 1993,
respectively, related to securities transactions.


--------------------------------------------
(in thousands)  Current   Deferred    Total
--------------------------------------------
1995
Federal         $81,861    $5,247    $87,108
State             8,258       743      9,001
TOTAL           $90,119    $5,990    $96,109

1994
Federal         $75,392    $1,315    $76,707
State             7,217       185      7,402
Total           $82,609    $1,500    $84,109

1993
Federal         $63,667    $(3,774)  $59,893
State             6,813       (537)    6,276
Total           $70,480    $(4,311)  $66,169


NOTE Q. BUSINESS COMBINATIONS

     On March 1, 1996, First National Bancorp of Gainesville, Georgia, with approximately $3.1 billion in assets merged with and into Regions. Under the terms of the transaction, Regions issued approximately 15,918,000 shares of its common stock for all of First National's outstanding common stock (based on an exchange ratio of 0.76 shares of Regions common stock for each share of First National common stock). The transaction was accounted for as a pooling of interests.
     The following table presents net interest income, net income and net income per common share as reported by Regions, First National and on a combined basis.



(in thousands, except per share data)     Year Ended December 31
-------------------------------------------------------------------
                                         1995      1994      1993
-------------------------------------------------------------------
Net interest income:
  Regions                              $497,324  $435,640  $342,053
  First National                        126,940   119,896   108,296
  Combined                             $624,264  $555,536  $450,349

Net income:
  Regions                              $172,824  $145,884  $112,045
  First National                         25,005    34,636    34,459
  Combined                             $197,829  $180,520  $146,504

Net income per common share:
  Regions                                 $3.75     $3.40     $3.01
  First National                           1.22      1.72      1.75
  Combined                                 3.21      3.10      2.81

     The following table presents recent acquisitions of the pooled subsidiary:


                                                            Total Assets    Accounting
Date           Company               Headquarters Location  (in thousands)  Treatment
--------------------------------------------------------------------------------------
July 1995      FF Bancorp, Inc.      New Smyrna Beach,      $631,168        Pooling
                                     Florida

July 1994      Barrow Bancshares,    Winder, Georgia          54,687        Pooling
               Inc.

February 1994  Metro Bancorp, Inc.   Douglasville, Georgia   145,482        Purchase

August 1993    The Community Bank    Carollton, Georgia       36,503        Pooling
               of Carrollton

May 1993       Villa Rica Bancorp,   Villa Rica, Georgia      55,553        Pooling
               Inc.

     During 1995 Regions completed the following business combinations:


                                                       Total Assets    Accounting
Date      Company               Headquarters Location  (in thousands)  Treatment
---------------------------------------------------------------------------------
March     First Commercial      Chalmette, Louisiana   $112,968        Purchase
          Bancshares, Inc.
May       Fidelity Federal      Dalton, Georgia         333,336        Pooling
          Savings Bank
July      Interstate Billing    Decatur, Alabama         30,521        Pooling
          Service, Inc.
November  Branch Office of      Cartersville, Georgia    59,933        Purchase
          Prudential Savings
          Bank

     The total consideration paid for all the 1995 business combinations was approximately $11.1 million in cash and 1,978,292 shares of Regions' common stock (including options assumed and treasury stock reissued) valued at $37.9 million. Total intangible assets recorded in connection with the purchase transactions totaled approximately $15.6 million.

     During 1994 Regions completed the following business combinations:


                                                          Total Assets    Accounting
Date       Company                Headquarters Location   (in thousands)  Treatment
----------------------------------------------------------------------------------------
May        Guaranty Bancorp Inc.  Baton Rouge, Louisiana    $186,879          Pooling
July       First Fayette          Fayette, Alabama            76,586          Purchase
           Bancshares Inc.
August     BNR Bancshares Inc.    New Roads, Louisiana       136,799          Pooling
September  First Community        Rome, Georgia              125,090          Pooling
           Bancshares Inc.
November   American Bancshares    Monroe, Louisiana          302,674          Purchase
           Inc.
December   Union Bank & Trust     Montgomery, Alabama        417,903          Purchase
           Company

     Because certain of the 1995 and 1994 business combinations were accounted for as purchases, Regions' supplemental consolidated financial statements include the results of operations of those companies only from their respective dates of acquisition. The following unaudited summary information presents the consolidated results of operations of Regions on a pro forma basis, as if all the above companies had been acquired on January 1, 1994. The pro forma summary information does not necessarily reflect the results of operations as they actually would have been, if the acquisitions had occurred at the beginning of the periods presented or of results which may occur in the future.



----------------------------------------------------------------
(in thousands, except per share data)    Year Ended December 31
----------------------------------------------------------------
                                               1995        1994
Interest income                          $1,261,366  $1,073,373
Interest expense                            635,980     475,933
                                         ----------  ----------
Net interest income                         625,386     597,440
Provision for loan losses                    30,271      20,366
Non-interest income                         187,545     191,088
Non-interest expense                        488,684     490,786
                                         ----------  ----------
Income before income taxes                  293,976     277,376
Applicable income taxes                      96,109      87,422
                                         ----------  ----------
Net income                                 $197,867    $189,954
Net income per share                          $3.19       $3.13

     Regions' prior period financial statements have not been restated to include the effect of the 1995 acquisitions which were accounted for as poolings of interests, since the effect is not material to Regions' supplemental consolidated financial statements.
     The following chart summarizes the assets acquired and liabilities assumed in connection with business combinations in 1995 and 1994. Approximately $102 million of the 1994 "Cash and due from banks" amount, represent funds received from the Resolution Trust Corporation, as an offset to liabilities assumed by Regions in the 1994 purchase and assumption transactions.



(in thousands)                    1995       1994
-------------------------------------------------
Cash and due from banks        $58,453   $185,755
Federal funds sold                 -0-     79,525
Investment securities           13,600    172,180
Securities available for sale      -0-    218,569
Loans, net                     438,222    748,277
Other assets                    26,483    101,346
Deposits                       453,481  1,292,713
Borrowings                      39,276     41,287
Other liabilities                6,994     20,687

     During 1993 Regions completed the following business combinations:


                                Headquarters           Total Assets    Accounting
Date      Company               Location               (in thousands)  Treatment
-----------------------------------------------------------------------------------
June      Franklin County Bank  Winchester, Tennessee      $   68,034  Purchase
October   First Federal         DeFuniak Springs,              89,295  Purchase
          Savings Bank of       Florida
          DeFuniak Springs
December  First Federal         Marianna, Florida             101,084  Purchase
          Savings Bank
December  Secor Bank, Federal   Birmingham, Alabama         1,831,937  Purchase
          Savings Bank

     As of December 31, 1995, Regions and pooled subsidiaries had the following pending business combinations:


                                        Approximate
                                       (In millions)
                                       -------------
                                                                        Anticipated
Institution                        Asset               Consid-          Accounting
                                    Size     Value(1)  eration          Treatment
----------------------------------------------------------------------------------------
Bank of Heard County, located      $46         $7       First           Pooling
  in Franklin County, Georgia                         National
                                                       Common
                                                        Stock
                                                       Converted
                                                          to
                                                         0.76
                                                        shares
                                                          of
                                                        Regions
                                                        Common
                                                         Stock

Metro Financial Corporation        206         28        Regions        Purchase
  and its subsidiary, Metro                              Common
  Bank, located in Atlanta,                              Stock
  Georgia

Enterprise National Bank,           50          8        Cash           Purchase
  located in Atlanta, Georgia

First Federal Bank of               90         16         Regions       Purchase
  Northwest Georgia, Federal                              Common
  Savings Bank, located in                                Stock
  Cedartown, Georgia

First Gwinnett Bankshares,          66         13         Regions       Purchase
  Inc. and its subsidiary,                                Common
  First Gwinnett Bank, located                            Stock
  in Atlanta, Georgia

Delta Bank and Trust Company,       206         34        Regions       Pooling
  located in Belle Chasse,                                Common
  Louisiana                                               Stock

Totals                             $664       $106

--------------------------------
(1) Computed as of the date of announcement of each transaction.

     At December 31, 1995, the Company held 614,000 shares of common stock in treasury, which were acquired for purposes of reissuance in the Metro transaction. The Heard County, Metro and Enterprise transactions were consummated in the first quarter of 1996. The other pending acquisitions remain subject to applicable approvals by regulatory agencies and by stockholders of the institutions to be acquired.

NOTE R. STOCK OPTION AND LONG-TERM INCENTIVE PLANS

     Regions has stock option plans for certain key employees that provide for the granting of options to purchase up to 2,860,000 shares of Regions' common stock. The terms of options granted are determined by the personnel committee of the Board of Directors; however, no options may be granted after ten years from the plans' adoption and no options may be exercised beyond ten years from the date granted. The option price per share of incentive stock options can not be less than the fair market value of the common stock on the date of the grant; however, the option price of non-qualified options may be less than the fair market value of the common stock on the date of the grant. The plans also permit the granting of stock appreciation rights to holders of stock options. Stock appreciation rights were attached to 166,975; 204,060 and 331,755 of the shares under option at December 31, 1995, 1994 and 1993, respectively.
     Regions' long-term incentive plan provides for the granting of up to 5,000,000 shares of common stock in the form of stock options, stock appreciation rights, performance awards or restricted stock awards. The terms of stock options granted under the long-term incentive plan are generally subject to the same terms as options granted under Regions' stock option plans. A maximum of 1,500,000 shares of restricted stock and 2,500,000 shares of performance awards, may be granted. During 1995 and 1993, Regions granted 51,998 and 5,500 shares, respectively, as restricted stock and during 1995, 1994, and 1993, granted 131,900; 125,000 and 187,750 shares, respectively, as performance awards. Grantees of restricted stock must remain employed with Regions for certain periods from the date of the grant at the same or a higher level in order for the shares to be released. However, during this period the grantee is eligible to receive dividends and exercise voting privileges on such restricted shares. In 1995, 1994, and 1993, 4,325; 1,650 and 75,034 restricted shares, respectively, were released. Issuance of performance shares is dependent upon achievement of certain performance criteria and is, therefore, deferred until the end of the performance period. In 1995, no performance shares were issued. In 1994 and 1993, 3,897 and 196,743 performance shares, respectively, were issued. Total expense for restricted stock was $1,074,000 in 1995, $587,000 in 1994, and $1,752,000 in 1993. Total expense for performance shares was $9,118,000 in 1995, $6,666,000 in 1994, and $9,908,000
in 1993.
     In connection with the business combination with First National, Regions assumed stock options which were previously granted by First National and converted those options, at the exchange ratio of 0.76, into options to acquire Regions' common stock. The common stock for such options will be registered by Regions and will not be included in the maximum number of shares that may be granted by Regions under its existing stock option plans.

     Stock option activity (including assumed First National options based on the 0.76 exchange ratio) over the last three years is summarized as follows:


                                Shares Under    Option Price
                                      Option       Per Share
---------------------------------------------------------------
Balance at
January 1, 1993                      994,662  $12.33 - $26.31
 Assumed from pooled
 company                             340,844
Balance at January 1,
 1993, as restated                 1,335,506   12.33 -  26.31
 Granted                             401,219   24.67 -  35.44
 Exercised                          (199,486)  14.38 -  26.31
 Canceled                            (13,707)  12.33 -  24.67
Outstanding at
December 31, 1993                  1,523,532   12.33 -  35.44
 Granted                             542,927   27.63 -  32.69
 Exercised                          (318,990)  13.07 -  26.31
 Canceled                            (47,276)  14.66 -  32.31
Outstanding at
December 31, 1994                  1,700,193   12.33 -  35.44
 Granted                             617,711    6.04 -  36.00
 Exercised                          (233,197)  12.33 -  32.69
 Canceled                            (18,198)  15.00 -  31.88
Outstanding at
December 31, 1995                  2,066,509  $ 6.04 - $36.00
Exercisable at
December 31, 1995                  1,342,516  $13.07 - $35.44

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 "Accounting and Disclosure of Stock-Based Compensation" (Statement 123). Statement 123 is effective for fiscal years beginning after December 15, 1995, and allows for the option of continuing to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees" and the related Interpretations or selecting the fair value method of expense recognition as described in Statement 123. The Company has elected to follow APB 25 in accounting for its employee stock options because the alternative fair value accounting provided for in Statement 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of underlying stock on the date of grant, no compensation expense is recognized.

NOTE S. PARENT COMPANY ONLY FINANCIAL STATEMENTS

     Presented below are supplemental condensed financial statements of Regions Financial Corporation:


SUPPLEMENTAL STATEMENTS OF CONDITION
(in thousands)                               DECEMBER 31
--------------------------------------------------------------
                                             1995         1994
--------------------------------------------------------------
ASSETS
Cash due from banks                    $    5,837   $    7,055
Securities purchased under
 agreements to resell                         -0-       35,000
Dividends receivable from
 subsidiaries                              30,000          -0-
Loans to subsidiaries                      29,294        2,424
Investment securities                       4,609        5,165
Premises and equipment                      1,091        1,198
Investment in subsidiaries:
 Banks                                  1,555,919    1,444,942
 Non-banks                                 86,093       50,479
                                        1,642,012    1,495,421
Other assets                               18,179       14,550
                                       $1,731,022   $1,560,813
Liabilities and Stockholders' Equity
Commercial paper                          $21,100      $18,600
Short-term borrowings                      10,000          -0-
Long-term borrowings                      223,532      215,742
Other liabilities                          47,137       40,149
Total liabilities                         301,769      274,491
Stockholders' Equity:
 Common stock                              38,583       38,743
 Surplus                                  505,350      526,156
 Undivided profits                        911,987      734,916
 Treasury stock                           (25,085)     (12,441)
 Unearned restricted stock                 (1,582)      (1,052)
  Total stockholders' equity            1,429,253    1,286,322
                                       $1,731,022   $1,560,813


SUPPLEMENTAL STATEMENTS OF INCOME
(in thousands)                     YEAR ENDED DECEMBER 31
-------------------------------------------------------------
                                 1995       1994       1993
-------------------------------------------------------------
Income:
 Dividends received
 from subsidiaries:
  Banks                       $136,500   $ 43,300   $ 44,800
  Non-banks                        -0-        -0-        400
                               136,500     43,300     45,200
Service fees from
  subsidiaries                  24,819     19,886     20,869
Interest from
 subsidiaries                    2,132      1,844      2,680
Other                              440        398        273
                               163,891     65,428     69,022
Expenses:
 Salaries and employee
   benefits                     16,903     13,089     16,225
 Interest                       19,443     11,297      7,284
 Net occupancy expense             647        527        536
 Furniture and equipment
   expense                         364        342        303
 Legal and other
   professional fees             2,510      1,874      1,474
 Amortization of excess
   purchase price                5,505      3,278      2,759
 Other expenses                  4,713      5,071      2,508
                                50,085     35,478     31,089
Income before income
 taxes and equity in
 undistributed earnings
 of subsidiaries               113,806     29,950     37,933
Applicable income taxes
 (credit)                       (6,973)    (5,293)    (1,726)
Income before equity
 in undistributed earnings
 of subsidiaries               120,779     35,243     39,659
Equity in undistributed
 earnings of subsidiaries:
 Banks                          68,985    142,180    105,118
 Non-banks                       8,065      3,097      1,727
                                77,050    145,277    106,845
NET INCOME                    $197,829   $180,520   $146,504

     Aggregate maturities of long-term borrowings (excluding demand notes to affiliates of $13,532,000) in the next five years for the parent company total $430,000 due in 2000. Standby letters of credit issued by the parent company totaled $10.0 million at December 31, 1995. This amount is included in total standby letters of credit disclosed in Note L.


SUPPLEMENTAL STATEMENTS OF CASH FLOWS
(in thousands)                         YEAR ENDED DECEMBER 31
---------------------------------------------------------------------------
                                             1995        1994        1993
---------------------------------------------------------------------------
 Operating activities:
 Net income                              $197,829   $ 180,520   $ 146,504
  Adjustments to reconcile
  net cash provided by
  operating activities:
   Equity in undistributed
     earnings of subsidiaries             (77,050)   (145,277)   (106,845)
   Provision for depreciation
     and amortization                       7,049       5,089       4,473
   Increase (decrease) in other
     liabilities                            6,988     (13,879)     29,729
   (Increase) decrease in dividends
     receivable from subsidiaries         (30,000)     11,200      (1,700)
   (Increase) in other assets              (3,813)     (4,897)       (505)
   Stock issued to employees under
     incentive plan                           253       1,191       5,675
Net cash provided by
  operating activities                    101,256      33,947      77,331
Investing activities:
  Investment in subsidiaries              (10,139)    (28,536)    (77,478)
  Principal (advances) payments on
    loans to subsidiaries                 (26,870)        496         419
  Purchases and sales of
    premises and equipment                   (184)       (587)       (118)
  Maturity (purchase) of investment
    securities                                550          -0-     (3,082)
Net cash (used) by investing activities   (36,643)    (28,627)    (80,259)
Financing activities:
  Increase (decrease) in
    commercial paper borrowings             2,500       1,399      (2,088)
  Cash dividends                          (60,075)    (50,273)    (38,792)
  Purchase of treasury stock              (61,882)    (81,081)    (16,393)
  Proceeds from long-term borrowings       12,990     141,188       2,167
  Principal payments on
     long-term borrowings                  (5,200)     (7,695)     (3,472)
  Net increase in short-term
     borrowings                            10,000          -0-         -0-
  Proceeds from exercise of
    stock options                             836         811         973
Net cash (used) provided by
 financing activities                    (100,831)      4,349     (57,605)
 (Decrease) increase in cash and cash
   equivalents                            (36,218)       9,669    (60,533)
Cash and cash equivalents at
  beginning of year                        42,055      32,386      92,919
Cash and cash equivalents at
  end of year                            $  5,837   $  42,055   $  32,386

                        Report of Independent Auditors



Board of Directors
Regions Financial Corporation

We have audited the supplemental consolidated statements of condition of Regions Financial Corporation and subsidiaries (formed as a result of the consolidation of Regions Financial Corporation and First National Bancorp) as of December 31, 1995 and 1994 and the related supplemental consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. The supplemental consolidated financial statements give retroactive effect to the merger of Regions Financial Corporation and First National Bancorp on March 1, 1996, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of Regions Financial Corporation. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Regions Financial Corporation and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, after giving retroactive effect to the merger of First National Bancorp, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.


                                                       /s/ Ernst & Young LLP


Birmingham, Alabama
March 25, 1996